Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East, Ste. 101
Bala Cynwyd, PA 19004
610-784-2000 ext. 103
Don@SkinnyCo.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. Reports Record Revenues for Q1 of 2010

Improvement represents an increase 58% over the same period in 2009

BALA CYNWYD, PA. May 18, 2010—SKINNY NUTRITIONAL CORP. (OTCBB: SKNY), today announced net revenues of $1,778,718 for three months ending March 31, 2010. This represents an increase of $652,965, or 58%, over revenues of $1,125,753 for the same period ending March 31, 2009. The Company sold 219,255 cases of Skinny Water® for the period ending March 31, 2010 compared to 133,265 cases for the same period in 2009, an increase of 65%, (1 case = twelve 16 ounce bottles). This represents the most sales in a quarter in the history of the company.

These improvements are a result of the Company increasing the volume of product shipments due to the development of its relationship with national chains and the increase in its distribution network to 56 distributors in 26 states, which service approximately 5,000 chain outlets.

“We are very pleased with the growth of Skinny Water in the cold winter months. We have spent a lot of time in 2009 on upgrading our distribution network. We are now starting to see the results of these upgrades. This is the most cases we have sold in a quarter and we are looking forward to getting into our prime selling season this summer.” stated Michael Salaman, Chairman of Skinny Nutritional Corp.

The Company incurred a net loss from operations of $1,036,873 for the three months ended March 31, 2010, inclusive of a non-cash loss of $495,356 as compared to a net loss of $847,827, inclusive of non-cash loss of $240,308 for the three months ended March 31, 2009.

The Skinny Water® lineup features six great-tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Goji Fruit Punch (Shape), Lemonade Passionfruit (Total-V), Peach Mango Mandarin (XXX-Detox), and Orange Cranberry Tangerine (Wake Up). Every bottle of Skinny Water® has key electrolytes, antioxidants, and vitamins and has zero calories, sugar, and sodium, and no preservatives, with all natural colors and flavors.

About Skinny Nutritional Corp.
Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants, and vitamins. Skinny Water comes in six great tasting flavors that include Acai Grape Blueberry, Goji Fruit Punch, Peach Mango Mandarin, Raspberry Pomegranate, Orange Cranberry Tangerine and Lemonade Passionfruit. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Sport®, and other Skinny branded beverages. For more information, visit www.SkinnyWater.com.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.